Exhibit 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200 ● Mount Laurel, NJ 08054

for immediate release

inTEST Extends Maturity Date of Borrowing Agreement to 2031

MT. LAUREL, NJ – May 3, 2024 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced a four year extension to its non-revolving delayed draw term loan and revolving credit facility, and a two year extension of the draw down window for the term loan.

The Company has entered into an agreement to amend its existing loan facility with M&T Bank to extend the maturity date of its term loan and revolving credit facility to May 2, 2031. Additionally, the draw down period for the term loan was extended until May 2, 2026. The Company has approximately $30 million available funding on the $50.5 million term loan, and the full $10 million available under the revolving credit facility.

Under this agreement, interest rates are based on the Secured Overnight Financing Rate (“SOFR”) or a bank-defined base rate plus an applicable margin of at least 2.1%, depending on leverage. The annual interest rate is approximately 7.4% based on current SOFR and leverage. The credit facility and term loan are secured by substantially all of the Company’s assets.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908